Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-120089) on Form S-8 of West Bancorporation, Inc. Employee Savings and Stock Ownership Plan of our report dated June 26, 2008 relating to our audits of the statements of net assets available for benefit which appears in the Annual Report on Form 11-K of West Bancorporation, Inc. Employee Savings and Stock Ownership Plan for the years ended December 31, 2007 and 2006 and the related statement of changes in net assets available for benefits for the year ended December 31, 2007.

/s/ McGladrey & Pullen, LLP

Des Moines, Iowa
June 26, 2008